                                                                   EXHIBIT 10.14


                            DATED 12/TH/ APRIL 1999



                            MR. J. CLARK AND OTHERS


                                    - and -


                              SKYNET HOLDINGS INC




                               ----------------

                                 TAX COVENANT

                               ----------------




                                      ABX

                                Beaufort House
                                Chertsey Street
                               Guildford GU1 4HA

                              Tel:  01483 555 555
                              Fax:  01483 567 330

                             Ref:  JDR/NM/9901062

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

THIS DEED OF COVENANT is made on 12/th/ April 1999

BETWEEN :

(1) THE PERSONS whose names and addresses are stated in Schedule 1 (the "COVENANTORS"); and

(2) SKYNET HOLDINGS INC, whose principal place of business is at 344 South Glasgow Avenue, Inglewood, Califonia 90301, USA (the "BUYER").

RECITAL

This Deed is entered into pursuant to the Agreement (as defined in clause 1.1 below).

THIS DEED WITNESSES as follows:

1.   INTERPRETATION

1.1  In this Deed:

     "AGREEMENT"         means the agreement dated 12/th/ April 1999 and made
                         between inter alia the Covenantors and the Buyer for the acquisition of the entire issued share capital of the Company

     "COMPANY"           means Freight on Board International Limited, a company
                         incorporated in England and Wales (registered no.
                         01586737 whose registered office is at Unit 16, Brittania Industrial Estate, Poyle Road, Colnbrook,
                         Berkshire SL3 0BH;

     "DEMAND" means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears that a Tax Liability is to be, or may come to be, imposed on any Group Company;

     "EVENT" means (without limitation) the death of any person, any change in the residence of any person for the purposes of Taxation, any payment, transaction, action, omission or occurrence of whatever nature or any deemed

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

                         distribution of income, and references to an event occurring on or before Completion shall include the combined result of two or more events the first of which shall have taken place outside the ordinary course of business of the relevant Group Company and which shall have occurred on or before Completion, and that event or those latter events occurring after Completion shall have taken place inside the ordinary course of business which shall be deemed for this purpose to include Completion;

     "Group Company"     means the Company and any of the Subsidiaries

     "Last Accounts"     means the audited balance sheet of each Group Company
                         as at the Last Accounts Date, the audited profit and loss account of each Group Company for the financial period ended on the Last Accounts Date, and the audited consolidated balance sheet as at such date and the audited consolidated profit and loss account for such period of the Company and the Subsidiaries and (in each case) the auditor's and the directors' reports thereon;


     "Last Accounts
     DATE"               means 31/st/ October 1998;

     "THE MANAGEMENT
     Accounts"           means the unaudited consolidated balance sheet and
                         profit and loss account of the Company in respect of the period ending 31/st/ January 1999;

     "RELIEF" means any relief, allowance or credit in respect of any Tax or deduction in computing income, profits or gains for the purposes of any Tax;

     "THE SUBSIDIARIES"  has the meaning given in the Agreement;

     "TAX" AND
     "TAXATION"          means all forms of taxation, charges, duties, imposts,
                         withholdings, rates, levies and governmental charges
                         (including any related fine, penalty, surcharge or interest and whether

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

                         national, state, provincial or local) of whatever nature and whatsoever and whenever created, enacted or imposed, and whether of the United Kingdom or elsewhere;

     "TAX ASSESSMENT"    means any assessment, demand or other similar formal
                         notice of a tax liability issued by or on behalf of any Tax Authority by virtue of which any Group Company is liable to make a payment of Tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment);

     "TAX AUTHORITY"     means any local, municipal, governmental, state,
                         federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, including without limitation the Inland Revenue and HM
                         Customs & Excise.


     Save as otherwise expressly provided, words and expressions defined in the Agreement shall have the same meaning in this Deed.

1.2  In this Deed:

     (a) references to any "TAX LIABILITY" of any Group Company shall mean both liabilities of the relevant Group Company to make actual payments of Tax (or amounts in respect of Tax) and also:

          (i) the loss, or the setting off against Tax or against income, profits or gains, of any Relief which would (were it not for the said loss or setting off) have been available to any Group Company and which has been taken into account in computing (and so reducing or obviating the need for) any provision for Tax including any provision for deferred Tax which appears or would but for such taking into account have appeared in the Last Accounts;

          (ii) the loss of a right to repayment of Tax which has been treated as an asset of any Group Company in preparing the Last Accounts or the setting off of any right to repayment of Tax against any actual Tax Liability in respect of which the Buyer would, but for that setting off, have been able to make a claim against the Covenantors under this Deed; and

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

          (iii) the setting off against income, profits or gains earned, accrued or received on or before Completion of any Relief which arises in respect of an Event occurring after Completion and not in respect of any Event occurring on or before Completion in circumstances where, but for such setting off, any Group Company would have had actual Tax Liability in respect of which the Buyer would have been able to make a claim against the Covenantors under this Deed;

     (b) in any case falling within any of sub-paragraphs (i), (ii) and (iii) of clause 1.2(a), the amount that is to be treated for the purposes of this Deed as a Tax Liability of any Group Company (the "DEEMED TAX LIABILITY") shall be determined as follows:

          (i) in a case which falls within sub-paragraph (i) of clause 1.2(a) the Deemed Tax Liability shall be the amount of the additional Tax which any Group Company is (or would but for the availability of any Relief arising after Completion be) liable to pay as a result of such loss or setting-off; and that Deemed Tax Liability shall for the purposes of clause 7 of this Deed be treated as an actual Tax Liability due and payable on the date on which such additional Tax is or would have been due and payable, as the case may be;

          (ii) in a case which falls within sub-paragraph (ii) of clause 1.2(a), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph;

          (iii) in a case which falls within sub-paragraph (iii) of clause 1.2(a), the Deemed Tax Liability shall be the amount of Tax which would have been payable by any Group Company but for such setting-off; and that Deemed Tax Liability shall for the purposes of clause 7 of this Deed be treated as an actual Tax Liability due and payable on the date on which the amount of Tax saved would have been due and payable had it not been saved;

     (c)  references to:

          (i) "INCOME, PROFITS OR GAINS" shall include any other standard or measure for the purposes of any tax and shall also include any such income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

          (ii) income, profits or gains (as defined in paragraph (i) of this sub-clause) as being earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

          (iii) any payment or distribution as being made on or before a particular date shall include any payment or distribution which has fallen due and payable on or before that date;

          (iv) any "DIVIDEND" shall include anything which is deemed to be a dividend or distribution for the purposes of any Tax and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax.

     (d)  unless the context otherwise requires, references to:

          (i) any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

          (ii) "WRITING" shall include any modes of reproducing words in a legible and non-transitory form;

     (e) headings shall be for convenience only and accordingly shall be disregarded; and

     (f)  (i)   the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

          (ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   COVENANT TO PAY

2.1 Subject to the provisions of clause 3 the Covenantors hereby jointly and severally covenant with the Buyer that they will pay to the Buyer a sum equal to each of the following:

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

     (a)  any Tax Liability of  any Group Company arising:

          (i) as a direct or indirect consequence of any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

          (ii) in respect of any income, profits or gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;

     (b) any Tax Liability of any Group Company arising as a direct or indirect consequence of any of the following occurring or being deemed to occur on or before Completion:

          (i)   the payment of any dividend; or

          (ii) the disposal of any asset or the supply (including the undertaking of an obligation in respect of or the making of arrangements for any future supply) of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration actually received (if any) for such disposal or supply is less than the consideration deemed to have been received for the purposes of any Tax but only to the extent that the Tax Liability is attributable to the difference between the consideration (if any) actually received by any Group Company and the consideration deemed to have been received for the purposes of any Tax; or

          (iii) any Group Company ceasing to be a member of any group or associated with any other company for the purposes of any Tax; or

          (iv) any Event or the earning of any income, profits or gains which results in any Group Company becoming liable to pay or bear a Tax Liability chargeable directly or primarily against or attributable directly or primarily to another person; or

          (v) any other Event which gives rise to a Tax Liability on deemed (as opposed to actual) income, profits or gains;

     (c) any depletion in or reduction in value of the assets or increase in the liabilities of the Buyer or any Group Company as a result of any inheritance tax which:

          (i) is at Completion a charge on any of the shares or assets of Buyer or any Group Company or gives rise to the power to sell, mortgage or charge any of the shares or assets of the Buyer or any Group Company; or

          (ii) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Buyer or any Group Company being a liability in respect of inheritance tax payable as a result of the death of any person (whenever occurring) within seven years after a transfer of value or a deemed transfer of value where such transfer of value or deemed transfer of value occurred on or before Completion.

          For the avoidance of doubt, the assets of the Buyer or any Group Company are deemed to be depleted by such amount as is necessary to pay in order to discharge or remove any charge on or power to sell, mortgage or charge, any of the shares or the assets of the Buyer or any Group Company, and notwithstanding any provision in this Deed the Buyer or any Group Company, any Group Company may disregard any right to pay Tax in instalments in discharging or removing a charge or power;

     (d) any costs and expenses reasonably and properly incurred by the Buyer or any Group Company in connection with any such Tax Liability or depletion in or reduction in the value of assets or increase in liabilities as is mentioned in clauses 2.1(a) to 2.1(c) inclusive or with any Demand therefor or in taking or defending any action under this Deed; and

     (e) any amount recovered by the Buyer from the Covenantors pursuant to this Deed shall be treated as a reduction in the Consideration received by the Covenantors for the Shares under the Agreement.

3.   LIMITS ON COVENANT

3.1 The covenant given by clause 2 shall not apply to any claim in respect of any Tax Liability of any Group Company:

     (a) to the extent that allowance provision or reserve in respect of the matter or thing giving rise to such claim has been provided for, reserved or noted in the Last Accounts;

     (b) to the extent that such Tax Liability would not have arisen but for a change in the rate of Tax or change in legislation or published administrative practice made after the date hereof or change in the

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

          interpretation of the law after the date hereof, or a change by any Tax Authority in the method of applying or calculating the rate of Tax after the date hereof, or change made by any Tax Authority in any extra statutory concession or previously published practice;

     (c)  to the extent that such Tax Liability would not have arisen but for
          (i) any change in the treatment of assets and liabilities or of the Tax attributable to timing differences (including capital allowances) in future accounts of any Group Company or (ii) any other change in the accounting bases upon which any Group Company prepares its future accounts other than a change required to ensure compliance with the law or with any Generally Accepted Accounting Practice applicable to any Group Company at Completion;

     (d) to the extent that such Tax Liability would not have arisen or would have been reduced or eliminated but for a failure on the part of any Group Company to make any claim, election surrender or disclaimer or give any notice or consent or do anything after Completion the making giving or doing of which was taken into account in preparing the Last Accounts and of which specific notice and details was given to the Buyer at least 10 business days before the last date on which such claim, election, surrender, disclaimer, notice or consent could validly be made or given;

     (e) to the extent that such Tax Liability would not have arisen but for some act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of the Buyer or its authorised representative prior to Completion or which was expressly authorised by the Agreement;

     (f) to the extent that such Tax Liability arises or is increased as a result of the withdrawal or postponement by any Group Company, after Completion of any claim for Relief made on or before Completion;

     (g) to the extent that the Buyer has already been compensated by the Covenantors (pursuant to a claim for a breach of any of the Warranties) in respect of the same liability;

     (h) to the extent that such Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any Group Company at any time after Completion, other than any such transaction, action or omission:

          (i) carried out or effected pursuant to a legally binding commitment created on or before Completion; or

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

          (ii) carried out or effected in either the ordinary course of business or the ordinary course of disposing of capital assets of any Group Company; or

          (iii) carried out or effected at the written request of the Covenantors;

     (i) to the extent that such Tax Liability arises in consequence of an Event which has occurred since the Last Accounts Date and before Completion in the ordinary course of business and for the purpose of this Deed the following shall not be regarded as occurring in the ordinary course of business of any Group Company (provided that this clause 3.1(i) shall not be taken to imply that any Event not included in the following is thereby to be regarded as occurring in the ordinary course of business of the relevant Group Company):

          (i) any payment of a dividend (including any transaction which is deemed for any Tax purposes to constitute the payment of a dividend) or the making of any distribution as defined in Part VI or Section 418 of ICTA;

          (ii) any acquisition, disposal or supply, or deemed acquisition or supply, of any assets goods services or facilities of whatever nature for a price or consideration deemed for any Tax purposes to be different from the price or consideration (if any) actually received or paid;

          (iii) any event giving rise to a liability to Tax under any of the provisions of Sections 126 to 129 inclusive of and Schedule 23 to the Finance Act 1995 or of Part XVII of ICTA (Tax Avoidance);

          (iv) any Event which results in any Group Company becoming liable to pay or bear any Tax which is primarily chargeable against recoverable from or attributable to another person (other than Tax required to be deducted or withheld by any Group Company on making any payment);

          (v)   any Event giving rise to a liability under Section 419 of ICTA;

          (vi) any variation in the share capital of any Group Company or any alteration of the rights attaching to any shares in the capital of any Group Company;

          (vii) any failure to deduct, account for or pay income tax under the PAYE regulations or national insurance contributions under

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

                 the applicable regulations;

          (viii) any failure to account for or pay any value added tax in accordance with the Value Added Tax Act 1994 and all orders, provisions, directions, conditions or regulations made or imposed thereunder


4.   RECOVERY FROM OTHER PERSONS

4.1 If any payment becomes due from the Covenantors pursuant to clause 2 and any Group Company either is immediately entitled at the due date for the making of that payment to recover from some other person (including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Covenantors, or at some subsequent date becomes entitled to make such a recovery, then the Buyer shall procure that the relevant Group Company shall promptly notify the Covenantors of its entitlement and shall, if so required by the Covenantors, provided the Covenantors meet all reasonable expenses thereby incurred, take all appropriate steps to enforce that recovery (keeping the Covenantors fully informed of the progress of any action taken) and shall account to the Covenantors for whichever is the lesser of:-

     (a) any sum so recovered (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable on the relevant Group Company in respect of that interest); and

     (b) the amount already paid by the Covenantors pursuant to clause 2 in respect of the Tax Liability in question.

5.   RELIEFS AND CORRESPONDING SAVINGS

5.1 Where a Tax Liability in respect of which payment has been made by the Covenantors to the Buyer under clause 2 of this Deed has resulted in any Group Company obtaining a Relief or right to repayment of Tax ("the Relevant Relief") which would not otherwise have arisen then:

     (a) the Relevant Relief shall first be set off against any payment then due from the Covenantors under this Deed; and

     (b) to the extent there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Deed and not previously refunded under this clause up to the amount of such excess;

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

     (c) to the extent that the excess referred to in paragraph (b) of this sub-clause is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this Deed.

5.2 If, at the Covenantors' request and expense, the auditors for the time being of the Buyer or relevant Group Company determine that any provision for Tax in the Last Accounts (excluding a provision for deferred Tax) has proved to be an overprovision then the amount of such overprovision shall be applied in the same manner as a Relevant Relief would be applied under paragraph (a), (b) and (c) of clause 5.1

6.   CLAIMS PROCEDURE

6.1 Upon the Buyer or any Group Company becoming aware of a Demand relevant for the purposes of this Deed, the Buyer shall or shall procure that the relevant Group Company shall so soon as may be practicable (and in any event at least 10 business days prior to the latest date on which an appeal against or an application to postpone any Tax due could be made) give written notice together with such details as are then available to the Buyer or the relevant Group Company to the Covenantors, and the Buyer shall or shall procure that the relevant Group Company shall (if the Covenantors shall first indemnify and secure it against all costs and expenses, including interest on overdue Tax which may be reasonably incurred thereby) take such action and give such information and assistance in connection with its affairs as the Covenantors may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Demand; PROVIDED THAT neither the Buyer nor the relevant Group Company shall be obliged to appeal against any Tax Assessment raised on it if, having given the Covenantors written notice of the receipt of that Tax Assessment, it has not within 5 business days thereafter received preliminary instructions in writing from the Covenantors, in accordance with the preceding provisions of this sub-clause, to make that appeal; AND PROVIDED FURTHER THAT neither the Buyer nor the relevant Group Company shall be obliged to take any action under this clause which involves contesting any Tax Assessment before any court or other appellate body (excluding the authority or body demanding the Tax in question) unless the Covenantors furnish the Buyer or the relevant Group Company with the written opinion of leading Tax Counsel to the effect that an appeal against the Tax Assessment in question is a reasonable course of action given the amounts involved and the likelihood of success.

7.   DUE DATE OF PAYMENT

7.1 Where the Covenantors becomes liable to make any payment pursuant to clause 2 the due date for the making of that payment shall be:

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

     (a) in a case that involves an actual payment of Tax by any Group Company the date that is 5 business days before the last date on which the relevant Group Company would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Covenantors' liability under this Deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or

     (b) in a case falling within any of sub-paragraph (i) of clause 1.2(a) or within the clause 2.1(c) or 2.1(d) the date falling 5 business days after the date when the Covenantors have been notified by the Buyer or the relevant Group Company that the auditors for the time being of the Buyer or the relevant Group Company have (acting reasonably) certified, at the request of the Buyer or the relevant Group Company, that the Covenantors have a liability for a determinable amount under clause 2 or the date on which repayment would have been received.

7.2 If any payment required to be made by the Covenantors under this Deed is not made by the due date for the making thereof then, except to the extent that the Covenantors' liability under clause 2 compensates the Buyer for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 2 per cent above the base rate from time to time of National Westminster Bank PLC.

8.   DEDUCTIONS FROM PAYMENTS

8.1 All sums payable by the Covenantors under this Deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as are required by law.

8.2 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause 8.1 of this Deed, the Covenantors shall be obliged to pay to the relevant person such sum ("Tax Payment") as shall, after the deduction or withholding has been made, leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.3 If any sum payable by the Covenantors under this Deed (other than interest under clause 7.2 of this Deed) shall be subject to a Tax Liability in the hands of the recipient, the Covenantors shall be under the same obligation to make an increased payment in relation to that Tax Liability as if the liability were a deduction or withholding required by law.

9.   BUYER'S COVENANT

9.1 The Buyer undertakes to the Covenantors to pay to the Covenantors by way of adjustment to the price paid for the Shares under the Agreement an amount equal to any liability of the Covenantors, or any other person falling within Section 767A(2) or 767AA(4) ICTA by virtue of a relationship which that person has with the Covenantors for corporation tax (and any related interest, penalties, costs and expenses) assessed on the Covenantors or on any such person pursuant to Sections 767A, 767AA or 767B ICTA as a result of any Group Company failing to pay any corporation tax assessed on it;

9.2 The Covenant contained in clause 9.1 shall not apply to any Taxation in respect of which the Buyer would have a claim under this Deed or to any Taxation which the Covenantors have recovered from any Group Company under any statutory right of recovery and the Covenantors shall procure that no recovery under such statutory right is sought to the extent that payment has been made to the Covenantors by the Buyer under clause 9.1 in respect of that Tax.

10.  MAXIMUM LIABILITY OF COVENANTORS

     The total liability of the Covenantors under the Agreement and this Deed shall not in any event exceed the aggregate consideration which all the Sellers receive for their shares under the Agreement and the liability of each individual Covenantor shall not exceed the following sums:

     (a)  Mr J.W. Clark       (Pounds)1,199,980
     (b)  Mr C.S. Brooker       (Pounds)150,010
     (c)  Mr D.V. Amos          (Pounds)150,010


11.  GENERAL


11.1 The following provisions of the Agreement shall be incorporated in this Deed mutatis mutandis (as nearly as the circumstances permit) as if specifically set out herein:

     Clause 12 - General
     Clause 13 - Notices


IN WITNESS whereof this document has been executed as a deed and is delivered on the day and year first above written.

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

                                  SCHEDULE 1
                                THE COVENANTORS

Name                                    Address

John William Murray Clark               North House
                                        Pheasants Hill
                                        Hambledon
                                        Henley-on-Thames
                                        Oxon RE9 6SN

Christopher Shaun Brooker               7 Gables Close
                                        Datchet
                                        Berkshire
                                        SL3 9BB

David Victor Amos                       4 Corby Drive
                                        Englefield Green
                                        Surrey
                                        TW20 0SD

EXECUTED AND DELIVERED AS A DEED             ) /s/ JOHN CLARK
BY JOHN WILLIAM MURRAY CLARK                 )
In the presence of:                          )


Witness: KEITH GORDON, SOLICITOR, MARLOW


EXECUTED AND DELIVERED AS A DEED             ) /s/ C BROOKER
BY CHRISTOPHER SHAUN BROOKER                 )
In the presence of:                          )


Witness: KEITH GORDON, SOLICITOR, MARLOW


EXECUTED AND DELIVERED AS A DEED             ) /s/ DV AMOS
BY DAVID VICTOR AMOS                         )
In the presence of:                          )


Witness: KEITH GORDON, SOLICITOR, MARLOW


EXECUTED AND DELIVERED AS A DEED
For and on behalf of
SKYNET HOLDINGS INC

By

/s/ VJEKOSLAV NIZIC
-------------------
 VJEKOSLAV NIZIC
 Director



/s/ MARTIN G. PARAVATO
----------------------
 MARTIN G. PARAVATO
 Secretary

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